Exhibit 99.1

PFSweb Contact:
Mike Willoughby	Todd Fromer / Garth Russell
Chief Executive Officer	Investor Relations
or Thomas J. Madden	KCSA Strategic Communications
Chief Financial Officer	(212) 896-1215 / (212) 896-1250
(972) 881-2900	tfromer@kcsa.com / grussell@kcsa.com

PFSweb Announces Results of 2013 Annual Meeting of Stockholders

ALLEN, Texas, July 16, 2013 – PFSweb, Inc. (Nasdaq: PFSW), an international provider of end-to-end eCommerce solutions, today announced that all corporate proposals were approved at the Company’s 2013 Annual Meeting of Stockholders held on July 16, 2013.

At the meeting, stockholders approved an amendment to the Company’s Certificate of Incorporation and Bylaws to declassify the Board and provide for the annual election of all directors; elected Neil W. Jacobs and Benjamin Rosenzweig as directors; approved an amendment to the Company’s Bylaws to adopt majority voting for uncontested election of directors; approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers; adopted, on a non-binding basis, an annual advisory vote on named executive officers’ compensation; and ratified the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013.

About PFSweb, Inc.

PFSweb is engaged by iconic brands to enable and manage customized eCommerce and omni-channel commerce initiatives. PFSweb’s iCommerce Hub(SM) technology ecosystem offers retailers a multi-channel order management system that allows partner/client data integration and international payment processing. PFSweb’s iCommerce Professional Service(SM) provides interactive marketing services, eCommerce web site development and support services, IT development services, product content management, customer intelligence and relationship and account management services. PFSweb’s iCommerce Centers of Excellence(SM) provides global fulfillment and logistics, high-touch customer care and client financial services.

Together, PFSweb’s iCommerce Solutions allow for international reach and expertise in both direct-to-consumer and business-to-business initiatives. PFSweb supports organizations across multiple industries including Procter & Gamble, L’Oreal, LEGO, Columbia Sportswear, Sorel, Carter’s, AAFES, Riverbed, Ricoh, Hawker Beechcraft Corp, Roots Canada Ltd., Diageo, BCBGMAXAZRIA, BCBGENERATION and HERVÉ LÉGER BY MAX AZRIA. PFSweb is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Canada, Belgium, and the Philippines.

To find out more about PFSweb (NASDAQ: PFSW), visit the company’s website at http://www.PFSweb.com.

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the three months ended March 31, 2013 identify certain factors that could cause actual results to differ materially from those projected in any forwardlooking statements made and investors are advised to review the Annual and Quarterly Reports of the Company and the Risk Factors described therein. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

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